EXHIBIT 99.3

                                 WHITTIER ENERGY
                           Whittier energy Corporation


FOR IMMEDIATE RELEASE:                                     April 14, 2004

Houston, Texas

Whittier Energy Corporation Announces Drilling Update and Acquisition of Additional Interest in the Bonnie View Field

Whittier Energy Corporation ("Whittier" or the "Company") (OTCBB: WHIT) announced today plans to drill the Schirmer 1-19, a new development gas well in the Bonnie View Field, located in Refugio County, Texas, targeting Frio sands at 5,400' and 5,600'. The Company has staked the surface location and expects to spud the well in May 2004. The Company's independent reserve report for 2003 attributed approximately 342 Mmcf of proved undeveloped reserves to the Company's net interest in the well. In March 2004, Whittier acquired an additional 5% interest in the Bonnie View Field for approximately $95,000, increasing its working interest ownership to 71.38% (58.53% net revenue interest). The Bonnie View Field is currently producing 95 Bopd and 350 Mcfd from 3 wells, with net production of approximately 55 Bopd and 205 Mcfd.

Other Drilling Activities
-------------------------

In May 2004, Whittier plans to re-enter and sidetrack the Cavenham Forest 5-1 well in the Beaver Dam Creek Field, in an attempt to establish production from an untested fault block located southwest of the field. Whittier will act as operator, retaining an approximate 19% working interest in the well.

The Company also has non-operating working interests in various ongoing exploration and developmental drilling projects, including minor working interests (1% or less) in 4 deep gas wells (approximately 18,000') being drilled in the Greater Mayfield Area in Oklahoma, and a 10% working interest in a re-entry of a 10,900' gas well, targeting the Wilcox formation, in the Mont Field in Lavaca County, Texas. An additional 2 development wells being drilled in the Greater Mayfield Area as of year-end 2003 were successfully completed during the quarter ended March 31, 2004.

Bryce Rhodes, the Company's President and CEO, said "Whittier's increased ownership and development of the resource potential in Bonnie View, combined with our various investments in operated and non-operated exploration and exploitation projects are representative of our portfolio investment approach to growing the Company's production and revenues while also managing risk."

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas and Louisiana. Whittier Energy also holds non-operated interests in fields located in the Gulf Coast, Oklahoma, Wyoming and California.

Forward-Looking Statements: Certain statements included in this news release are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. The Company cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in the Company's SEC filings, which are available free of charge on the SEC's web site at http://www.sec.gov.

Contact:

Whittier Energy Corporation
Bryce W. Rhodes, (760) 943-3959
www.whittierenergy.com